Exhibit 10.5 Form of Restricted Stock Unit Award under the 2002 Lilly Stock Plan

Eli Lilly and Company
Restricted Stock Unit Award Agreement
(for Executives and Executive Officers)

This Restricted Stock Unit Award has been granted on [•] (“Grant Date”) by Eli Lilly and Company, an Indiana corporation, with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), to the Eligible Individual who has received this Restricted Stock Unit Award Agreement (the “Grantee”).

Grantee:	[•]
Units Granted:	[•]
Grant Date:	[•]
Vesting Date:	[•]
(except as otherwise provided in this Restricted Stock Unit Award Agreement)

Section 1.    Grant of Restricted Stock Units
Eli Lilly and Company, an Indiana corporation (“Lilly” or the “Company”), has granted to the Eligible Individual who has received this Restricted Stock Unit Award Agreement (the “Grantee”) an award of restricted stock units (the “Restricted Stock Units” or the “Award”) with respect to the number of shares of Lilly Common Stock (the “Shares”) set forth on the first page of this document and available by logging on to the Company’s stock plan administrator’s website at http://mystock.lilly.com.
The Award is made pursuant to and subject to the terms and conditions set forth in the Amended and Restated 2002 Lilly Stock Plan (the “Plan”) and to the terms and conditions set forth in this Restricted Stock Unit Award Agreement, including all appendices, exhibits and addenda hereto (the “Award Agreement”). In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern except with respect to the provisions described in Section 11 below (in which case, the terms of the Award Agreement shall govern).
Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.
Section 2.    Vesting
a.    For purposes of the vesting provisions set forth in Section 2 of this Award Agreement, the following definitions will apply:

i.    “Qualifying Termination” means the termination of the Grantee's Service under any one of the following circumstances:

A.    due to a plant closing or reduction in workforce (as defined below);

B.    as a result of the Grantee’s failure to locate a position within the Company or an Affiliate following the placement of the Grantee on reallocation, including reallocation due to the Grantee’s inability to continue to work due to medical reasons, in the United States (or equivalent as determined by the Committee).

“Plant closing” means the closing of a plant site or other corporate location that directly results in termination of the Grantee’s Service.

“Reduction in workforce” means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of the Grantee’s Service.
b.    The Award shall vest at the close of business in Indianapolis, Indiana, U.S.A. on the earliest of the following dates (each, a “Vesting Date”):

i.    [•], provided the Grantee is still in active Service on the Vesting Date, subject to any alternative date(s) set forth in any appendix attached hereto (the “Appendix”), or

ii.    the date the Grantee’s Service is terminated due to the Grantee’s death, or

iii.    the date the Grantee is subject to a Qualifying Termination, in which case the number of Restricted Stock Units that shall vest shall be reduced proportionally for the portion of the total days between the Grant Date and the Vesting Date specified in 2(b)(i) that the Grantee was not in active Service.

The Committee’s and/or the Company’s determination as to whether (A) the Grantee’s Service has been terminated as a direct result of either a plant closing or a reduction in workforce, (B) the Grantee’s Service has been terminated as a result of the failure to locate a position within the Company or an Affiliate following reallocation, including medical reassignment, and (C) a transfer of employment between Lilly and an Affiliate or between Affiliates constitutes a termination of Service shall be final and binding on the Grantee.

c.    In the event the Grantee's Service with the Company or an Affiliate is terminated prior to a Vesting Date for any reason or in any circumstance other than those specified in Sections 2(b)(ii) or 2(b)(iii), any unvested portion of the Award will be forfeited.

d.    The Committee may, at its discretion, cancel the Award or reduce the number of Restricted Stock Units and any accrued Dividend Equivalent Rights, prorated according to time or other measure as deemed appropriate by the Committee, if at any time prior to the Vesting Date, the Grantee is subject to disciplinary action for Misconduct pursuant to and as such term is defined under the Eli Lilly and Company Executive Compensation Recovery Policy, effective October 2, 2023, as may be amended, restated, or superseded from time to time.
Section 3.    Change in Control
The provisions of Section 13.2 of the Plan apply to this Award with the following modifications:
a.    The only Change in Control event that shall result in a benefit under this Section 3 shall be the consummation of a merger, share exchange, or consolidation of the Company, as defined in Section 2.6(c) of the Plan (a “Transaction”).

b.    In the event the Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, any Fractional Share issued under this Award shall vest automatically and be payable in cash unless otherwise determined by the Committee, in its sole discretion.

c.    In the event the Award is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Award shall vest automatically in full.

d.    In the event the Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to any applicable Vesting Date, the Award shall vest automatically in full.

For purposes of this provision, “Covered Termination” shall mean a termination of Service as described in Sections 2(b)(ii) and 2(b)(iii), Grantee’s termination without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Select Employees, as amended, restated, or superseded from time to time.

e.    If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 3, then references to Shares in this Award Agreement shall be read to mean stock of the successor or surviving corporation, or a parent or subsidiary thereof, as and when applicable.
Section 4.    Settlement
a.    Except as provided below, the Award shall be paid to the Grantee as soon as practicable and generally within sixty (60) days following the applicable Vesting Date, or, if earlier, a vesting event contemplated under the Section 3 above.

b.    At the time of settlement, Lilly shall issue or transfer Shares to the Grantee that became vested (including, in the interest of clarity, a Fractional Share). Notwithstanding the foregoing, a Fractional Share may be paid in cash or rounded to the extent provided in the Appendix for the Grantee’s country or to the extent otherwise determined by the Committee in its sole discretion. For purposes of this Award, references to “issue” or variations of such term shall instead mean “allocate” when used in the context of Fractional Shares.

c.    In the event of the death of the Grantee, the payments described above shall be made to the successor of the Grantee.
Section 5.    Rights of the Grantee
a.    No Shareholder Rights. The Restricted Stock Units do not entitle the Grantee to any rights of a shareholder of Lilly until such time as the Restricted Stock Units vest and Shares are issued or transferred to the Grantee. In the event a Fractional Share is issued, the Grantee shall have the rights of a shareholder to receive dividends payable with respect to a Share and, unless otherwise provided by the Committee, the right to vote, in each case, that are proportionate to the interest the Fractional Share bears to a whole Share.
b.    Dividend Equivalent Rights. As long as the Grantee holds Restricted Stock Units granted pursuant to this Award, the Company shall accrue for the Grantee, on each date that the Company pays a cash dividend to holders of Company Shares, Dividend Equivalent Rights equal to the total number of Restricted Stock Units credited to the Grantee under this Award multiplied by the dollar amount of the cash dividend paid per Share by the Company on such date. Dividend Equivalent Rights shall accrue in an account denominated in U.S. dollars and shall not accrue interest or other credits prior to being paid. A report showing the accrued Dividend Equivalent Rights shall be sent to the Grantee periodically, as determined by the Company. The accrued Dividend Equivalent Rights shall be subject to the same vesting conditions as the Restricted Stock Units to which the Dividend Equivalent Rights relate, and the Dividend Equivalent Rights shall be forfeited in the event that the Restricted Stock Units with respect to which such Dividend Equivalent Rights were credited are forfeited. Following the applicable Vesting Date, Lilly shall pay to the Grantee in cash all accrued Dividend Equivalent Rights in accordance with Section 4 above.

c.    No Trust; Grantee’s Rights Unsecured. Neither this Award Agreement nor any action in accordance with this Award Agreement shall be construed to create a trust of any kind. The right of the Grantee to receive a payment pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company.
Section 6.    Prohibition Against Transfer
a.    Awards. The right of a Grantee to receive payments under this Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a successor of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award Agreement. A Grantee may not assign, sell, pledge, or otherwise transfer this Award or the rights thereunder to which he or she may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.
b.    Fractional Shares. Any Fractional Share issued to the Grantee shall remain in the Grantee’s account at the Company’s broker until the disposition of the Fractional Share and shall not become transferrable to another broker unless and until any Fractional Shares issued to the Grantee aggregate to a whole Share.
Section 7.    Responsibility for Taxes
a.    Regardless of any action Lilly and/or the Grantee’s Employer takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by Lilly or the Employer. The Grantee further acknowledges that Lilly and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Restricted Stock Units, the accrual of Dividend Equivalent Rights, the vesting of the Restricted Stock Units and the lapse of restrictions, the transfer and issuance of any Shares and/or Fractional Shares, the receipt of any cash payment pursuant to the Award and/or Dividend Equivalent Rights, the receipt of any dividends (including any dividends that are reinvested in additional Shares) and the sale or other disposition of any Shares and/or Fractional Shares acquired pursuant to this Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

b.    In connection with the applicable taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all Tax Related Items.

i.    In the case of Dividend Equivalent Rights paid to the Grantee and if the Restricted Stock Units are paid to the Grantee in cash in lieu of Shares and/or Fractional Shares, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax Related Items by withholding from the cash amount paid to the Grantee pursuant to the

Award or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

ii.    If the Restricted Stock Units are paid to the Grantee in Shares and/or Fractional Shares and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Grantee authorizes Lilly and/or the Employer, or their respective agents, at their discretion, to (A) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (B) arrange for the sale of Shares and/or Fractional Shares to be issued upon settlement of the Award (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to Lilly or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, (C) withhold in Shares and/or Fractional Shares otherwise issuable to the Grantee pursuant to this Award, and/or (D) apply any other method of withholding determined by the Company and, to the extent required by Applicable Laws or the Plan, approved by the Committee.

iii.    If the Restricted Stock Units are paid to the Grantee in Shares and/or Fractional Shares and the Grantee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, Lilly will withhold in Shares and Fractional Shares otherwise issuable to the Grantee pursuant to this Award, unless the use of such withholding method is prevented by Applicable Laws or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax Related Items may be satisfied by one or a combination of the methods set forth in Section 7(b)(ii)(A) and (B) above.

c.    Depending on the withholding method, Lilly and/or the Employer may withhold or account for Tax Related Items by considering applicable statutory or other withholding rates, including minimum or maximum rates in the jurisdiction(s) applicable to the Grantee, in which case the Grantee may receive a refund of any over-withheld amount in cash (without interest and without entitlement to the equivalent amount in Shares). If the obligation for Tax Related Items is satisfied by withholding Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares and/or Fractional Shares to which he or she is entitled pursuant to this Award, notwithstanding that a number of Shares and/or Fractional Shares are withheld to satisfy the obligation for Tax Related Items.

d.    Lilly may refuse to deliver Shares and/or Fractional Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described in this Section 7.

e.    For purposes of this Section 7, references to the withholding or sale of a Share shall also mean the withholding or sale of any portion that is less than a whole Share, to the extent applicable.
Section 8.    Section 409A Compliance
To the extent applicable, it is intended that this Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.
Section 9.    Grantee’s Acknowledgement
In accepting this Award, the Grantee acknowledges, understands and agrees that:

a.    the Plan is established voluntarily by Lilly, it is discretionary in nature and it may be modified, amended, suspended or terminated by Lilly at any time, as provided in the Plan;
b.    the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units and/or Dividend Equivalent Rights, or benefits in lieu thereof, even if Restricted Stock Units and/or Dividend Equivalent Rights have been granted in the past;
c.    all decisions with respect to future awards of Restricted Stock Units, Dividend Equivalent Rights or other awards, if any, will be at the sole discretion of the Committee;
d.    the Grantee’s participation in the Plan is voluntary;
e.    the Award is not intended to replace any pension rights or compensation;
f.    the Award is not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar mandatory payments;
g.    unless otherwise agreed with Lilly, the Award is not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;

h.    neither the Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan, confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, the Award shall not be interpreted to form an employment contract or relationship with Lilly or any Affiliate;
i.    the future value of the underlying Shares and other amounts that may be acquired pursuant to this Award is unknown, indeterminable and cannot be predicted with certainty;
j.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award or recoupment of any Shares and other amounts that may be acquired pursuant to this Award acquired under the Plan or proceeds therefrom resulting from (i) the application of a clawback policy described in Section 15 of this Award Agreement or required by law, (ii) application of any of the remedies described in Section 11 of this Award Agreement or (iii) the Grantee ceasing to provide employment or other services to Lilly or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of Grantee’s employment agreement, if any);
k.    for purposes of the Award, the Grantee’s employment will be considered terminated as of the date he or she is no longer actively providing services to the Company or an Affiliate and the Grantee’s right, if any, to earn and be paid any portion of the Award after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence);
l.    to the extent applicable to the Grantee, the Company has communicated share ownership guidelines that apply to the Grantee, and the Grantee understands and agrees that those guidelines may impact any Shares subject to, or issued pursuant to, the Award;

m.    the Grantee is solely responsible for investigating and complying with any laws applicable to him or her in connection with the Award;
n.    to the extent applicable to the Grantee, the Company has communicated share ownership guidelines that apply to the Grantee, and the Grantee understands and agrees that those guidelines may impact any Shares subject to, or issued pursuant to, the Award;
o.    unless otherwise provided in the Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares and other amounts that may be acquired pursuant to this Award; and
p.    neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any Shares and other amounts that may be acquired pursuant to this Award acquired upon settlement.
Section 10.    Data Privacy
a.    Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company's securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.

b.    Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley’s E*TRADE Financial Corporate Services, Inc. and/or its affiliated companies (“E*TRADE”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan. The Company may also transfer Data to KPMG, an independent service provider, which is also assisting the Company with certain aspects of the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner.

c.    International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company's legal basis, where required, for the transfer of Data is Grantee’s consent.

d.    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

e.    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant this Award or other awards to the Grantee or administer or maintain such awards.

f.    Data Subject Rights. The Grantee understands that data subject rights regarding the processing of Data vary depending on applicable laws and that, depending on where the Grantee is based and subject to the conditions set out in such applicable laws, the Grantee may have, without limitation, the right to (i) inquire whether and what kind of Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Data, (ii) request the correction or supplementation of Data about the Grantee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Data for legitimate interests, and to (vi) request portability of the Grantee’s Data that the Grantee has actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Grantee’s employment and is carried out by automated means. In case of concerns, the Grantee understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands that he or she should contact his or her local human resources representative.

g.    Declaration of Consent. By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not offer an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Section 11.    Restrictive Covenants and Remedies
This Section 11 is entered into by Lilly (which for purposes of Section 11 includes any of its Affiliates1 to which Grantee provides (or has provided) services during Grantee’s employment) and Grantee as of the date of Grantee’s acceptance of this Award. This Section 11 is not applicable if the Grantee is working and/or residing in Canada or otherwise where impermissible under applicable law. However, conduct involving misappropriation of Lilly trade secrets or confidential information will remain prohibited as provided in the Grantee’s Employee Confidentiality and Invention Agreement and nothing in this Award Agreement shall be construed to limit or eliminate any rights or remedies Lilly would have against Grantee under trade secret law, unfair competition law, or other applicable laws.
In consideration of the Grantee’s receipt of the Award from Lilly, and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantee and Lilly hereby agree as follows:

a.    Confidential Information.
i.    Grantee understands and agrees that Grantee’s employment by Lilly creates a relationship of confidence and trust with respect to any information or materials of a confidential, non-public or proprietary nature that have been or may be made, created or discovered by Grantee or that have been or will be disclosed to Grantee in relation to the business of Lilly, or its direct or indirect parents, subsidiaries or Affiliates (together with Lilly, the “Lilly Group Companies”), or any of their respective predecessors, or any entity, business or assets
1 For purposes of this Section 11, “Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Eli Lilly and Company or Lilly USA, LLC.

acquired in whole or in part by any of the Lilly Group Companies (each, an “Acquired Company”), or any Protected Contact, or any other person with whom the Lilly Group Companies agrees to hold such information or materials in confidence (the “Confidential Information”). For the avoidance of doubt, any information developed by an Acquired Company will be considered “Confidential Information” if it meets the definition of that term herein regardless of whether the Confidential Information was developed by the Acquired Company prior to or after the acquisition by Lilly. Without limitation as to the forms that Confidential Information may take, Grantee acknowledges and agrees that Confidential Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Confidential Information includes, but is not limited to, information concerning the Lilly Group Companies’ inventions, marketing plans, products, designs, processes, services, research data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, Protected Contacts, business pursuits and other information that is not generally known outside the Lilly Group Companies and from which the Lilly Group Companies could derive economic value, including any such information to which Grantee had access prior to agreeing to the terms of this Section 11. Notwithstanding the foregoing, it is understood that Confidential Information does not include information that is generally known in the trade or industry through no breach of this Section 11 or other act or omission by Grantee or any other person with confidentiality obligations to the Lilly Group Companies, or information arising from Grantee’s general training, knowledge, skill or experience.
ii.    At all times, both during Grantee’s employment and during the Confidentiality Restricted Period (as defined herein) after the end of Grantee’s employment with Lilly for any reason, and to the fullest extent permitted by law, Grantee agrees to keep and hold all Confidential Information in strict confidence and trust. Grantee will not use or disclose any Confidential Information without the prior written consent of Lilly in each instance, except in the good faith performance of Grantee’s duties as an employee of Lilly for the benefit of Lilly. For purposes of this Section 11, “Confidentiality Restricted Period” shall mean: (i) five (5) years following the end of Grantee’s employment with Lilly for any reason if the item of Confidential Information at issue does not constitute a trade secret under applicable law; and (ii) if the item of Confidential Information at issue constitutes a trade secret under applicable law, the longer of (A) five (5) years following the end of Grantee’s employment with Lilly for any reason, and (B) for so long as such item of Confidential Information at issue continues to constitute a trade secret.
iii.    Grantee understands and agrees that all Confidential Information, and all other documents, supplies, equipment and other physical property furnished to Grantee by Lilly, produced by Grantee or others in connection with Grantee’s employment, or otherwise pertaining to Grantee’s work with Lilly or any of the Lilly Group Companies (collectively, “Lilly Property”) will be and remain the sole property of Lilly. Upon the end of Grantee’s employment with Lilly for any reason, Grantee agrees to promptly deliver to Lilly all Confidential Information and all other Lilly Property, and Grantee will not take with Grantee or retain in any form any documents or materials or copies containing any Confidential Information, excepting only Grantee’s personal copies of records of Grantee’s employment or compensation with Lilly.

b.    Non-Competition. Except as may be modified for Grantee as described in subsection 11.i., Grantee agrees that during Grantee’s employment with Lilly and for twelve (12) months immediately following the end of Grantee’s employment (regardless of reason) (the “Restricted Period”), Grantee will not directly or indirectly, anywhere in or with respect to the United States or any other country in which Lilly operates or conducts business as of the end of Grantee’s employment (the “Restricted Territory”), work for, advise, manage, act as an agent, employee or consultant for, or otherwise provide any services, in each case in a Competitively-Sensitive Capacity (as defined herein), to any person or entity engaged in research, development, production, sale, or distribution of a product or service competitive with or substantially similar to any product or service in research, development or design, or manufactured, produced, sold, or distributed by Lilly (each such person or entity, a “Competitor”).
For purposes of this Section 11, “Competitively-Sensitive Capacity” means: (i) the same or similar capacity or function in which Grantee worked for Lilly at any time during the two (2) years immediately preceding the end of Grantee’s employment; (ii) any officer, director, executive or senior management capacity or function; (iii) any research or development capacity or function; (iv) any sales management or business development management capacity or function; (v) any ownership capacity (except Grantee may own as a passive investment up to 2% of any publicly traded securities); or (vi) any other capacity or function in which the trade secrets or other Confidential Information of Lilly or any of the Lilly Group Companies to which Grantee had access during the two (2) years immediately preceding the end of Grantee’s employment, if used or disclosed by Grantee, would enable a Competitor to unfairly compete with Lilly. For purposes of clarity, if a Competitor has multiple divisions, lines or segments, some of which are not competitive with the business of Lilly, nothing in this Section 11 will prohibit Grantee from being employed by, working for or assisting only that division, line or segment of such Competitor that is not competitive with (or planned to be competitive with) the business of Lilly, provided Grantee is not involved in a Competitively-Sensitive Capacity in the research, development, production, sale or distribution of any product or service competitive with or substantially similar to any product or service in research, development or design, or manufactured, produced, sold, or distributed by Lilly.
In accordance with American Bar Association Model Rule 5.6, this subsection 11.b. shall be inapplicable following the end of Grantee’s employment if: (i) during Grantee’s employment with Lilly, Grantee primarily performed services for Lilly as a licensed attorney, and (ii) Grantee provides legal services as a licensed attorney to a company other than Lilly.
c.    Non-Interference with Protected Contacts. Except as may be modified for Grantee as described in subsection 11.i., Grantee agrees that, during the Restricted Period, Grantee will not directly or indirectly, anywhere in or with respect to the Restricted Territory, solicit, urge, divert, induce, or seek to induce any Protected Contact to: (a) terminate their relationship with, or representation of, Lilly or any of the Lilly Group Companies; (b) cancel, withdraw, reduce, limit or in any manner to adversely modify any such person’s business with, or representation of, Lilly or any of the Lilly Group Companies; or (c) enter into a relationship, represent, or provide services to a Competitor.
For purposes of this Section 11, “Protected Contact” means any independent contractor, subcontractor, business partner, distributor, broker, consultant, sales representative, customer, vendor, supplier or any other person with which Lilly or any of the Lilly Group Companies has a business relationship and (i) with which Grantee had material interaction during Grantee’s employment with Lilly, or (ii) about which Grantee had access to Confidential Information during Grantee’s employment with Lilly.

d.    Non-Solicitation of Employees. Grantee agrees that, during the Restricted Period, Grantee will not, directly or indirectly solicit, urge, divert, induce, or seek to induce any Protected Employee of Lilly to: (a) terminate or adversely modify their relationship with Lilly or any of the Lilly Group Companies; or (b) enter into a relationship, represent, or provide services to a Competitor.
For purposes of this Section 11, “Protected Employee” means any employee of Lilly or any of the Lilly Group Companies that has or has had access to Confidential Information and: (i) with whom Grantee had material interaction during Grantee’s employment with Lilly; or (ii) about whom Grantee had access to Confidential Information during Grantee’s employment with Lilly.

e.    Reasonableness of Restrictions. Grantee acknowledges and agrees that during the course of Grantee’s employment with Lilly, Grantee will be provided access to and will become intimately familiar with trade secrets and other Confidential Information key to Lilly’s (and the Lilly Group Companies’) unique competitive advantage. Grantee also acknowledges and agrees that Lilly’s (and the Lilly Group Companies’) trade secrets and other Confidential Information will retain continuing vitality throughout and beyond the Restricted Period. And Grantee acknowledges and agrees that, should Grantee’s employment with Lilly end for any reason and, during the Restricted Period, Grantee works in a Competitively-Sensitive Capacity with a Competitor, it would be highly likely, if not inevitable, that Grantee would rely on trade secrets or other Confidential Information of Lilly or the Lilly Group Companies in the course of Grantee’s work, either consciously or subconsciously, thereby irreparably harming Lilly and the Lilly Group Companies. For these and other reasons, Grantee agrees that the restrictions in this Section 11 are reasonable and necessary to protect the legitimate business interests of Lilly and the Lilly Group Companies and do so by creating a specific amount of time after Grantee’s employment ends during which Grantee will not be able to engage or prepare to engage in the activities restricted in this Section 11. Grantee and Lilly further acknowledge and agree that Lilly and the Lilly Group Companies conduct business throughout the Restricted Territory and the geographic scope of the foregoing covenants is reasonable and necessary given, among other things, that: (a) absent such restrictions, Grantee could utilize Lilly’s (or Lilly Group Companies) trade secrets and other Confidential Information and unfairly compete with Lilly in the Restricted Territory from virtually anywhere in the world; and (b) such scope is the only way for Lilly and the Lilly Group Companies adequately to protect its trade secrets and other Confidential Information.
f.    Remedies. Grantee acknowledges that a breach by Grantee of this Section 11 will give rise to irreparable injury to Lilly and money damages will not be adequate relief for such injury. As a result, Grantee agrees that Lilly (including any third-party beneficiary) will be entitled to obtain equitable or injunctive relief without having to post any bond or other security to restrain or prohibit any such breach or threatened breach, in addition to any other remedies which may be available, including the recovery of monetary damages from Grantee. If Lilly determines that Grantee has violated any applicable provisions of this Section 11, in addition to injunctive relief and damages, Grantee agrees and covenants that: (i)Grantee will automatically forfeit any rights Grantee may have with respect to this Award as well as any equity grant (of any form or type) awarded after the date Grantee accepts this Award Agreement, including any right to continue to be eligible to vest or receive a payment under such equity awards; and (ii) if Grantee was designated an Executive Officer of Lilly during Grantee’s employment, and is entitled to receive benefits under The Lilly Excess Benefits Plan-Retirement (the “SERP”), Grantee will forfeit 60 months of payment under the SERP (whether payment has commenced at the time of breach or commences in the future). Further, Grantee acknowledges that Lilly and the Lilly Group Companies reserve all other rights and remedies available at law or in equity. In addition, in the event Grantee violates any of the restrictive covenants contained herein, the Restricted Period or Confidentiality Restricted Period (as applicable) for the violated restrictive covenants will automatically be extended by the length of time during which Grantee was in violation of such restrictive covenants.
g.    Notification Requirements. During the Restricted Period, Grantee acknowledges and agrees to notify Lilly of the name, job title, job duties and location of Grantee’s next employer or any other person or entity for which Grantee otherwise will be working or providing services. This notification to Lilly is necessary to ensure adherence to Grantee’s post-employment obligations and to protect Lilly trade secrets and confidential information from improper disclosure. During the Restricted Period or Confidentiality Restricted Period, Grantee will provide a copy of Grantee’s post-employment obligations under this Section 11 to each subsequent employer and to each other person or entity for which Grantee otherwise will be working or providing services, in each case prior to commencing employment with or providing any services to such employer, person or entity. Grantee also authorizes Lilly to notify third parties, including any actual or potential employers and Protected Contacts, of the terms of this Section 11 and Grantee’s obligations hereunder, by providing a copy of this Section 11 or otherwise.
h.    Government Agencies; Permitted Disclosures. Notwithstanding anything in this Section 11 to the contrary, Grantee understands that Grantee may report possible violations of law or regulation to any governmental agency or entity, or make other disclosures that are protected under law or regulation. Grantee also understands that nothing in this Section 11 requires Grantee to obtain prior authorization from Lilly to make any such reports or disclosures or to notify Lilly that you have made such reports or disclosures. Nor shall anything in this Section 11 impede Grantee from discussing or disclosing in good faith information about unlawful acts in the workplace, such as harassment (including sexual harassment), discrimination, sexual assault, or any other conduct Grantee has reason to believe in good faith is unlawful, or from exercising any rights Grantee may have under Section 7 of the National Labor Relations Act. Grantee further understands that Grantee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without prior written authorization of Lilly, however, Grantee is not authorized to disclose to any third party (including any government official or any attorney Grantee may retain) any communication that is covered by the attorney-client privilege of Lilly or any of the Lilly Group Companies.
i.    State Law Considerations. Grantee and Lilly intend for this Section 11 to comply with all applicable state laws and that this Section 11 should be read and construed consistent with this shared intention. As such, Grantee and Lilly agree that this Section 11 is hereby modified as set forth in this subsection 11.i. to the extent Grantee primarily is employed by and primarily provide services to Lilly in one of the states identified in this subsection 11.i. as of the dates described below.

i.    If, as of the date on which Grantee receives this Award Agreement, Grantee primarily is employed by and primarily provide services to Lilly in a state identified in this subsection 11.i.(i), the following shall apply:

A.    Colorado. Grantee acknowledges receipt of a separate notice attached to this Award Agreement as “Appendix for Colorado Employees” that Lilly has provided to Grantee contemporaneously with this Award Agreement, which identifies this Award Agreement by name, states that this Award Agreement contains covenants not to compete that could restrict Grantee’s options for subsequent employment following the end of Grantee’s employment with Lilly, and directs Grantee to the specific sections of this Award Agreement containing such covenants.

B.    District of Columbia. Grantee is advised of the following notice: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Lilly has determined that Grantee is a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”

C.    Washington. Subsection 11.j.(v) shall not apply to Grantee, and the following language is substituted as a new subsection 11.j.(viii): “Choice of Law; Jurisdiction. This Section 11 will be interpreted and enforced in accordance with the laws of the State of Washington, without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Washington. Grantee and Lilly agree that any legal action arising out of or relating to this Section 11 will be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in Washington; further, with respect to any such legal action, Grantee and Lilly hereby irrevocably consent and submit to the personal jurisdiction and venue of such courts located in Washington.”

ii.    If, as of the date on which Grantee’s employment with Lilly ends, Grantee primarily is employed by and primarily provide services to Lilly in a state identified in this subsection 11.i.(ii), the following shall apply:

A.    California. The “Restricted Period,” for purposes of subsections 11.b. and 11.c., means during the period of Grantee’s employment with Lilly (and not, for the avoidance of doubt, for any period following the end of Grantee’s employment with Lilly), notwithstanding any other provision of Section 11 to the contrary.
B.    Colorado. Subsection 11.j.(v) shall not apply to Grantee, and the following language is substituted as a new subsection 11.j.(v): “Choice of Law; Jurisdiction. This Section 11 will be interpreted and enforced in accordance with the laws of the State of Colorado, without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Colorado. Grantee and Lilly agree that any legal action arising out of or relating to this Section 11 will be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in Colorado; further, with respect to any such legal action, Grantee and Lilly hereby irrevocably consent and submit to the personal jurisdiction and venue of such courts located in Colorado.”
C.    Massachusetts.
1.    Subsection 11.b. shall not apply during the Restricted Period following the end of Grantee’s employment with Lilly if Grantee’s employment with Lilly ended as a result of a termination of Grantee’s employment by Lilly without cause or in a layoff.
2.    Subsection 11.j.(v) shall not apply to Grantee, and the following language is substituted as a new subsection 11.j.(v): “Choice of Law; Jurisdiction. This Section 11 will be interpreted and enforced in accordance with the laws of the State of Massachusetts, without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Massachusetts. Grantee and Lilly agree that any legal action arising out of or relating to this Section 11 will be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in Massachusetts; further, with respect to any such legal action, Grantee and Lilly hereby irrevocably consent and submit to the personal jurisdiction and venue of such courts located in Massachusetts.
D.    Minnesota, North Dakota, or Oklahoma. The “Restricted Period,” for purposes of subsection 11.b., means during the period of Grantee’s employment with Lilly (and not, for the avoidance of doubt, for any period following the end of Grantee’s employment with Lilly), notwithstanding any other provision of Section 11 to the contrary.
E.    Nevada.
1.    Subsection 11.b. shall not apply during the Restricted Period following the end of Grantee’s employment with Lilly if Grantee’s employment with Lilly ended as a result of a reduction of force, reorganization or similar restructuring.
2.    The following sentence shall be added to the end of subsection 11.b.: “Nothing in this subsection 11.b. shall restrict Grantee from providing a service to a customer or client of Lilly if (i) Grantee does not solicit the customer or client, (ii) the customer or client voluntarily chose to leave and seek services from Grantee, and (iii) Grantee is otherwise in full compliance with the terms and conditions of this Section 11 (including subsection 11.b. hereof).”

F.    Virginia. The following sentence shall be added to the end of subsection 11.c.: “Nothing in this subsection 11.c. shall restrict

Grantee from providing a service to a customer or client of Lilly if Grantee does not initiate contact with or solicit the customer or client.”

G.    Washington.

1.    Subsection 11.b. shall not apply during the Restricted Period following the end of Grantee’s employment with Lilly if Grantee’s employment with Lilly ended as a result of a layoff.
2.    Subsection 11.j.(v) shall not apply to Grantee, and the following language is substituted as a new subsection 11.j.(viii): “Choice of Law; Jurisdiction. This Section 11 will be interpreted and enforced in accordance with the laws of the State of Washington, without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Washington. Grantee and Lilly agree that any legal action arising out of or relating to this Section 11 will be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in Washington; further, with respect to any such legal action, Grantee and Lilly hereby irrevocably consent and submit to the personal jurisdiction and venue of such courts located in Washington.”
j.    Other Provisions.

(i)    Successors and Assigns; Third Party Beneficiaries. This Section 11 shall bind and inure to the benefit of and be enforceable by Lilly, the Lilly Group Companies and Grantee and their respective successors and assigns; provided, Grantee’s rights and obligations under this Section 11 may not be assigned or delegated. Grantee acknowledges and agrees that any Lilly Group Company is an intended third-party beneficiary of Section 11 of this Award Agreement, which may be enforced by Lilly or any such Lilly Group Company, either singularly or jointly.
(ii)    Reformation; Severability. Grantee and Lilly acknowledge and agree that if any particular covenant or provision is determined by a court to be unreasonable or unenforceable in any respect, including the time period, geographic area, or scope of activity covered by any restrictive covenant, such covenant or provision will be reformed or modified so that such covenant or provision will have the closest effect permitted by applicable law to the original form and will be given effect and enforced as so reformed or modified, or, if such reformation or modification is not possible, such covenant or provision will be removed from this Section 11. In either case, this Section 11 shall be interpreted, even if reformed or modified, to achieve the full intent expressed, and the other provisions of this Section 11 will remain in force and unmodified and will be enforced as written. Any court interpreting any restrictive covenant provision of this Section 11 will, if necessary, reform or modify any such provision to make it enforceable under applicable law.
(iii)    Entire Agreement. This Section 11 embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, discussions, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof. Notwithstanding the foregoing, this Section 11 is intended to, among other things, supplement (and not supersede) all applicable statutes protecting trade secrets and the duties Grantee owes to Lilly or any of the Lilly Group Companies under the common law, as well as any other written non-competition, non-solicitation, or confidentiality provisions that Grantee agreed to in the past, including those in Grantee’s Employee Confidentiality and Invention Agreement and any Non-Compete Payment Agreement entered into between Grantee and Lilly (collectively, “Prior Agreements”), each of which remains in full force and effect, or that Grantee agrees to in writing in the future. To the extent of conflict between this Section 11 and any Prior Agreement, this Section 11 shall control.
(iv)    Amendment and Waiver. This Section 11 may be amended, and any provision of this Section 11 may be waived, only by a written agreement executed and delivered by Lilly and Grantee. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Section 11 or any rights or obligations of any party hereto under or by reason of this Section 11.
(v)    Choice of Law. Except as may be modified for Grantee as described in subsection 11.i. of this Award Agreement, this Section 11 will be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Indiana. Grantee and Lilly agree that any legal action arising out of or relating to this Section 11 will be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in Indianapolis, Indiana; further, with respect to any such legal action, Grantee and Lilly hereby irrevocably consent and submit to the personal jurisdiction and venue of such courts located in Indianapolis, Indiana.
(vi)    Acknowledgements. Grantee acknowledges and agrees that Grantee has been given at least fourteen (14) calendar days (or, if longer, ten (10) business days) from the date of Grantee’s receipt of this Award Agreement (the “Consideration Period”) to consider its terms. Grantee represents and warrants that, if Grantee accepts this Award Agreement before the expiration of the Consideration Period, Grantee has done so knowingly and voluntarily. Grantee also acknowledges and agrees that Grantee has read, understands and agrees with this Section 11, and that Grantee will faithfully comply with each term of this Section 11. Grantee further acknowledges that Grantee has been advised by Lilly to consult with an attorney before agreeing to this Section 11, and has had the opportunity to do so if desired.
(vii)    Declaration of Consent. By accepting this Award and indicating consent via the Company’s online acceptance procedure, Grantee is declaring that he or she agrees to this Section 11. No party hereto shall raise the use of the online acceptance procedure that any signature or document was transmitted or communicated through the use of an electronic device as a defense to the formation of a contract, and each such party forever waives any such defense.
Section 12.    Additional Terms and Conditions

a.    Country-Specific Conditions. The Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
b.    Insider Trading/Market Abuse Laws. The Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the Grantee’s country of residence, which may affect the Grantee’s ability to directly or indirectly, for the Grantee or for a third party, acquire or sell, or attempt to sell,  or otherwise dispose of Shares and/or Fractional Shares or rights to acquire Shares and/or Fractional Shares (e.g., Restricted Stock Units) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Grantee should consult with his or her personal legal advisor on this matter.
c.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and any Shares and/or other amounts acquired pursuant to this Award under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, the Grantee agrees that the Restricted Stock Unit Award and any benefits or proceeds the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under Applicable Laws, any compensation recovery policy of the Company that reflects the provisions of Applicable Laws, or to the extent provided in any agreement between Grantee and the Company.

Section 13.    Governing Law and Choice of Venue
The validity, construction, and enforcement of this Award Agreement shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws or cause the application of substantive law of any jurisdiction other than Indiana. For purposes of litigating any dispute that arises under this Award Agreement, the parties hereby submit to and consent to the jurisdiction and venue of the State of Indiana, and agree that such litigation shall be conducted exclusively in the courts having appropriate subject matter jurisdiction in Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.
Section 14.    Miscellaneous Provisions
a.    Notices and Electronic Delivery and Participation. Any notice to be given by the Grantee or successor Grantee shall be in writing, and any notice shall be deemed to have been given or made only upon receipt thereof by the Corporate Secretary of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any successor Grantee, at the address specified in writing to Lilly by the successor Grantee. In addition, Lilly may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Lilly or a third party designated by Lilly.

b.    Language. The Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Award Agreement. If the Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

c.    Waiver. The waiver by Lilly of any provision of this Award Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Award Agreement at any subsequent time or for any other purpose.

d.    Severability and Section Headings. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.
e.    No Advice Regarding Grant. Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares and/or other amounts acquired pursuant to this Award. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

Section 15.    Compensation Recovery
a.    The Grantee agrees that this Award and any Shares or any other benefits or proceeds therefrom that the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company pursuant to (i) any recovery, recoupment, “clawback” or similar policy of the Company that is in effect as of the Grant Date and applicable to the Grantee, including but not limited to the Eli Lilly and Company Executive Compensation Recovery Policy, effective October 2, 2023, and (ii) any other such policy adopted by the Company after the Grant Date, to the extent required to comply with any requirements imposed under Applicable Laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, or in the event of fraud, misconduct, violation of law or wrongdoing, in each case, as may be amended, restated, or superseded from time to time (with the provisions contained in such policy deemed incorporated into this Award Agreement without the Grantee’s additional or separate consent).

b.    At any time during the three years following the date on which the number of Shares eligible to vest under this Award has been determined under Section 2 above, the Company reserves the right to and, in appropriate cases, will seek restitution of all or part of any Shares that have been issued or cash that has been paid pursuant to this Award if:
i.    (A) the number of Shares or the amount of the cash payment was calculated based, directly or indirectly, upon the achievement of financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements, (B) the Grantee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and (C) the number of Shares or the amount of cash payment that would have been issued or paid to the Grantee had the financial results been properly reported would have been lower than the number of Shares actually issued or the amount of cash actually paid; or
ii.    the Grantee has been determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such misconduct causes significant harm to the Company.
Furthermore, in the event the number of Shares issued or cash paid pursuant to this Award is determined to have been based on materially inaccurate financial statements or other Company performance measures or on calculation errors (without any misconduct on the part of the Grantee), the Company reserves the right to and, in appropriate cases, will (A) seek restitution of the Shares or cash paid pursuant to this Award to the extent that the number of Shares issued or the amount paid exceeded the number of Shares that would have been issued or the amount that would have been paid had the inaccuracy or error not occurred, or (B) issue additional Shares or make additional payment to the extent that the number of Shares issued or the amount paid was less than the correct amount.

c.    For purposes of the foregoing, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold any Shares and other amounts acquired pursuant to this Award to re-convey, transfer or otherwise return such Shares and/or other amounts acquired pursuant to this Award to the Company upon the Company’s enforcement of this Section 15.

d.    This Section 15 is not intended to limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate
Section 16.    Award Subject to Acknowledgement of Acceptance
Notwithstanding any provisions of this Award Agreement, the Award is subject to acknowledgement of acceptance by the Grantee on or before [•], through the website of E*TRADE, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Award on or before [•], the Award will be cancelled, subject to the Committee’s discretion for unforeseen circumstances.

IN WITNESS WHEREOF, Lilly has caused this Award Agreement to be executed in Indianapolis, Indiana, by its proper officer.

ELI LILLY AND COMPANY

By: _________________________

Appendix

Eli Lilly and Company
Amended and Restated 2002 Lilly Stock Plan
Restricted Stock Unit Award Agreement
(for Executive Officers and Executives)

This Appendix includes special terms and conditions applicable to the Grantee’s country. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Award Agreement to which it is attached. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment or residency to a different country after the Award is granted, Lilly will, in its discretion, determine the extent to which the terms and conditions herein will apply. This Appendix also includes other information relevant to the Award.
Unless otherwise defined herein, the terms defined in the Plan or the Award Agreement, as applicable, shall have the same meanings in this Appendix. Notwithstanding the foregoing, for purposes of this Appendix, “Share” shall mean a share of Common Stock and shall include any Fractional Share.
There are no special terms and conditions or information for the following countries:
Belgium
Germany
India
Japan
United State
However, the Grantee should be aware that he or she may be required to take certain steps to comply with Applicable Laws in the Grantee’s country in connection with the Award. For example, exchange control, foreign asset and/or account and/or other tax reporting obligations may apply to the Grantee upon receipt of the Award or the Shares subject to the Award or upon the sale of Shares. For more information regarding such obligations, the Grantee should refer to the Country-Specific Tax Supplement for the Grantee’s country, if any. The Grantee should also consult with his or her own personal tax and legal advisors to determine what, if any, obligations exist with respect to the Award and/or the acquisition or sale of Shares. Neither the Company nor the Employer is responsible for any failure on the part of the Grantee to be aware of or comply with Applicable Laws.